Exhibit 10.15

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as amended or modified from time to time, this “Agreement”), is entered into as of July 11, 2014 by and among First Data Holdings Inc., a Delaware corporation (“Holdings”), New Omaha Holdings L.P., a Delaware limited partnership (the “Partnership”) and the Holders who have executed counterpart signature pages to this Agreement or a Joinder Agreement.

RECITALS

WHEREAS, the Holders are entering into subscription agreements or stock purchase agreements with Holdings and/or the Partnership dated as of the date hereof (the “Subscription Agreements”) pursuant to which the Holders have agreed to subscribe for and purchase shares of class B common stock, par value $0.01 per share of Holdings (the “Class B Common Shares”); and

WHEREAS, Holdings, the Partnership and the Holders entered into this Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to Holdings, the Partnership, the Holders and its and their Common Shares (as defined below), Class B Common Shares and Preferred Stock (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties hereto agree as follows:

Section 1. Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person; provided that notwithstanding the foregoing, an Affiliate shall not include any portfolio companies of investment funds, vehicles and accounts advised, managed or sponsored by the Sponsor Limited Partners or their Affiliates.

“Agreement” has the meaning set forth in the preamble.

“Allocated Preferred Preference” means, with respect to the Preferred Stock, the greater of (i) the fair value of Common Shares, on an as-converted basis, that relate to such Preferred Stock and (ii) $3.50 multiplied by the number of Common Shares that such Preferred Stock can be converted into.

“Allocated Value” means:

(i) With respect to any Common Shares, the fair value of the Common Shares.

(ii) With respect to any Preferred Stock, the amount of the Allocated Preferred Preference of the Preferred Stock.

(iii) With respect to any Class B Common Shares, the fair value of Common Shares represented by such Class B Common Shares if such Class B Common Shares were converted on a one-to-one basis to Common Shares or, if the Class B Common Shares have been converted pursuant to their terms, any Common Shares received upon such conversion thereof.

“Attributed Shares” means, with respect to any matter, Class B Common Shares (and Common Shares from the conversion of such Class B Common Shares) held directly or indirectly through the Partnership by any of KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P., 8 North America Investor L.P. or any investment funds managed by Kohlberg Kravis Roberts & Co. L.P. or its Affiliates; provided that such Persons that are Affiliates of the Sponsor Limited Partners shall provide that their equity holders that are unaffiliated with the Sponsor Limited Partners shall be entitled to direct the vote of such Common Equity Shares indirectly held by such Persons with respect to any such matter.

“Board” means the Board of Directors of Holdings.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by Law to close.

“Change of Control” means (i) the sale of all or substantially all of the assets of Holdings to any Person (or group of Persons acting in concert), other than to the Sponsor Limited Partners or their Affiliates; (ii) a merger, recapitalization or other sale by Holdings, the Holders or any of their respective Affiliates, to a Person (or group of Persons acting in concert) of equity interests that results in any Person (or group of Persons acting in concert) owning directly or indirectly more of the equity interests of Holdings (or any resulting company after a merger) than the Sponsor Limited Partners; or (iii) any event which results in the Sponsor Limited Partners ceasing to directly or indirectly hold the ability to elect a majority of the members of the board of directors of Holdings.

“Class B Common Shares” has the meaning set forth in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Equity Shares” means the Common Shares and the Class B Common Shares of Holdings.

“Common Shares” means the common stock, par value $0.01 per share of Holdings.

“Competitor” has the meaning set forth in Section 2(b).

“Corporation Act” means the Delaware General Corporation Law, as amended from time to time.

“Direct Qualified Holdings” means the Allocated Value of Holdings Shares directly owned by a Holder other than the Partnership.

“Dragging Holder” has the meaning set forth in Section 5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“First Data” means First Data Corporation and any successor thereto.

“Holders” means any Person who owns Class B Common Shares as of the date hereof or Common Shares from the conversion of such Class B Common Shares and any Person to whom such Holder transfers Class B Common Shares or Common Shares from the conversion of Class B Common Shares and any transferee thereof, in either case who is required by this Agreement to be bound by the provisions of this Agreement.

“Holdings” has the meaning set forth in the preamble.

“Holdings Shares” means the Common Shares, Class B Common Shares and Preferred Stock of Holdings.

“Inclusion Notice” has the meaning set forth in Section 4(b).

“Inclusion Right” has the meaning set forth in Section 4(c).

“Indemnitee” has the meaning set forth in Section 16(j).

“IPO” means any underwritten offering (or series of related offerings of securities to the public pursuant to an effective registration statement (or statements)) under the Securities Act pursuant to which shares of common stock or equivalent securities of Holdings or the IPO Corporation are sold to the public.

“IPO Conversion” has the meaning set forth in Section 8(a).

“IPO Corporation” has the meaning set forth in Section 8(a).

“Joinder Agreement” means the Joinder Agreement attached hereto as Exhibit A.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Losses” has the meaning set forth in Section 16(j).

“Management Agreement” means the Management Agreement, dated as of September 24, 2007, among First Data, Kohlberg Kravis Roberts & Co. L.P. and the Partnership.

“Offer” has the meaning set forth in Section 3(a).

“Offered Shares” has the meaning set forth in Section 3(b)(i).

“Offer Notice” has the meaning set forth in Section 3(a).

“Offer Price” has the meaning set forth in Section 3(b)(i).

“Option Period” has the meaning set forth in Section 3(c).

“Participation Share” has the meaning set forth in Section 3(f)(i).

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means the Third Amended and Restated Limited Partnership Agreement of the Partnership, dated as of July 11, 2014.

“Partnership Qualified Holdings” means the Allocated Value of Holdings Shares that are (i) owned by the Partnership and (ii) allocable to a Qualifying Limited Partner in its capacity as such; provided that with respect to a Limited Partner who is not a Qualifying Limited Partner pursuant to clause (i) of the definition of “Qualifying Limited Partner”, “Partnership Qualified Holdings” means the Allocated Value of Holdings Shares that are (A) owned by the Partnership and (B) allocable to such Qualifying Limited Partner (in its capacity as such) as a result of its ownership of Class C Units (as defined in the Partnership Agreement) only.

“Permitted Transferee” means with respect to any Holder, any Affiliate of such Holder (provided that without the consent of the Partnership, an Affiliate of a Holder (other than a Sponsor Limited Partner) shall not constitute a Permitted Transferee if a Transfer of any Common Equity Shares to such Affiliate would directly or indirectly transfer any of the underlying economics of the Common Equity Shares to a non-Affiliate); provided that in each case such Person has agreed to become a party to this Agreement pursuant to a Joinder Agreement or such other form of instrument of Transfer as may be approved by Holdings in its sole discretion.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Preemptive Percentage” means a fraction (i) the numerator of which is (A) the Direct Qualified Holdings in the case of a Holder other than the Partnership or (B) the Partnership Qualified Holdings of all Qualifying Limited Partners in the case of the Partnership, as applicable, and (ii) the denominator of which is the Total Qualified Holdings.

“Preferred Stock” means the Participating Convertible Preferred Stock of Holdings.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Common Shares covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means the sale of equity securities to the public pursuant to an effective registration statement (other than Form S-4 or Form S-8 or any similar or successor form) filed under the Securities Act or any comparable Law or regulatory scheme of any foreign jurisdiction.

“Purchase Notice” has the meaning set forth in Section 3(c).

“Purchasing Holder(s)” has the meaning set forth in Section 3(c).

“Qualifying Holder” means (i) the Partnership (or its Permitted Transferees) and (ii) any other Holder (or its Permitted Transferee) who as of the date hereof owns Class B Common Shares (or Common Shares from the conversion of Class B Common Shares).

“Qualified IPO” means a firm commitment underwritten offering of primary or secondary shares of common equity of Holdings, the IPO Corporation or their direct or indirect subsidiaries registered under the Securities Act (other than on Form S-4 or successor form or S-8 or successor form) pursuant to which such shares of common equity are listed on a national securities exchange (including the New York Stock Exchange or NASDAQ).

“Qualifying Limited Partner” has the meaning set forth in the Partnership Agreement.

“Registration Statement” means any registration statement of Holdings under the Securities Act which covers any of the Common Shares pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Required Sale” has the meaning set forth in Section 5(a).

“Required Sale Notice” has the meaning set forth in Section 5(a).

“Sale Proposal” has the meaning set forth in Section 5(a).

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Selling Holder” has the meaning set forth in Section 4(a).

“Sponsor Limited Partners” means KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P. and 8 North America Investor L.P., their Permitted Transferees, in each case, that from time to time hold any interest in the Partnership, and their Affiliates.

“Strategic Investor” has the meaning set forth in Section 2(b).

“Subscription Agreements” has the meaning set forth in the recitals.

“Subscription Period” has the meaning set forth in Section 6(a).

“Subsidiary” of a Person means another Person under the direct or indirect power to elect at least a majority of the board of directors or other governing body of such Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of such Person.

“Tag-Along Pro Rata Share” means the percentage of the Allocated Value of the Selling Holder’s Holdings Shares that the Selling Holder is proposing to sell relative to the aggregate Allocated Value of the Holdings Shares held by such Selling Holder.

“Tag Offerees” has the meaning set forth in Section 4(a).

“Total Qualified Holdings” means the sum of (i) the Direct Qualified Holdings of all Holders and (ii) the Partnership Qualified Holdings.

“Transfer” or “Transferred” means any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, mortgage, encumbrance or any other disposition (whether voluntary or involuntary or by operation of Law) of any Holdings Shares (or any interest (pecuniary or otherwise) therein or rights thereto). In the event that any Holder that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling such Holder or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Transferring Holder” has the meaning set forth in Section 3(a).

“Transferred Class B Common Shares” has the meaning set forth in Section 2(b).

“Valuation Percentage” means, for any Holder, the Allocated Value of the Holdings Shares held by such Holder divided by the Allocated Value of all of the Holdings Shares held by the Holders.

“VCOC Holder” has the meaning set forth in Section 10(a).

Section 2. General Restrictions on Transfer of Class B Common Shares.

(a) A Holder may only Transfer its Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) as follows:

(i) to a Permitted Transferee;

(ii) pursuant to, and in accordance with, Section 4 and Section 5;

(iii) during the period commencing on the date hereof and ending on the completion of a Qualified IPO, with the written consent of Holdings;

(iv) during the period commencing on the completion of a Qualified IPO and thereafter pursuant to sales in accordance with Rule 144 under the Securities Act and any other Transfers permitted by applicable securities Laws;

(v) if a Qualified IPO has not been completed within three (3) years after the date hereof, to any Person, subject to the written consent of Holding, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to the terms and conditions of this Agreement (including Section 3); and

(vi) a Holder may pledge Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) pursuant to a bona fide financing transaction; provided that the number of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) pledged by a Holder and its Affiliates, collectively, shall not exceed 20% of the total number of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) owned by such Holder and its Affiliates as of the date of the pledge or such other percentage as agreed to with the Partnership; provided further, any agreement entered into with a lender in connection with such pledge will provide that in the event the lender seeks to enforce such pledge, the Partnership would have a right of first offer, in priority to the lender’s right to foreclose, in respect of the Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) subject to the lender’s pledge. To the extent the Partnership does not acquire the entirety of any stake subject to such right of first offer, the lender, or such other purchaser of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) pursuant hereto, upon foreclosure may acquire, subject to any requisite consent applicable to Transfers to a third party under the transfer restrictions contained in this Agreement, the remaining portion of the stake not acquired pursuant to such pro rata right of first offer and shall adhere to all of the obligations under this Agreement (including without limitation the transfer restrictions set forth herein); provided that such lender shall only receive pro rata tag-along rights pursuant to this Agreement and, for avoidance of doubt, upon foreclosure the lender, or such other purchaser of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) pursuant hereto, upon foreclosure will not have any right to vote any of its Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) on any matter to be voted on by the Holders and will not have any right to appoint or designate any members of any governing body of Holdings or any of its Subsidiaries or Affiliates or any other governance, consent or approval rights; provided further, none of the provisos in this Section 2(a)(vi) shall apply following the completion of a Qualified IPO.

(b) Notwithstanding anything to the contrary in this Agreement, prior to a Qualified IPO, no Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) may be Transferred to a Competitor or any Strategic Investor without the consent of Holdings other than in a sale in accordance with Rule 144 under the Securities Act or in a Public Offering. A “Competitor” shall mean (i) a Person or its Affiliates that is determined, in good faith, by Holdings to be a competitor of First Data or any of its Subsidiaries in any material respect and (ii) any Affiliate of any such Person specified in clause (i). A “Strategic Investor” shall mean a Person who is not (1) in the private equity business, (2) a hedge fund or (3) another financial investor. If any Holder proposes to Transfer any Class B Common Shares to a transferee (other than a sale in accordance with Rule 144 under the Securities Act or in a Public Offering, an initial pledge pursuant to a bona fide financing transaction or a Transfer pursuant to, and in accordance with, Section 4 and Section 5), the Holder shall furnish a written notice to Holdings at least ten (10) Business Days prior to such proposed Transfer. Such notice shall set forth the principal terms of the proposed Transfer, including (A) the number of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) to be Transferred (the “Transferred Class B Common Shares”), (B) the purchase price for the Transferred Class B Common Shares or the formula by which such price is to be determined and (C) the name and address of the prospective transferee. If Holdings does not determine that the prospective transferee is a Competitor or a Strategic Investor within such ten (10) Business Day period or that such Transfer is prohibited under Section 2(c), the Holder proposing such Transfer may Transfer the Transferred Class B Common Shares to such prospective transferee. In the event any proposed Transfer to a Competitor or Strategic Investor is approved in accordance with the foregoing, (i) such approval shall also apply to Transfers made to such prospective transferee by any Tag Offerees and (ii) such Transfer must nevertheless comply with this Agreement. Notwithstanding anything in this Agreement to the contrary, the restrictions in this Section 2(b) shall not apply to any Transfers (w) required to be made under Section 5, (x) to Holdings or any of its Subsidiaries, (y) to any Holder, or (z) to a Permitted Transferee.

(c) Transfers of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) may only be made in strict compliance with all applicable terms of this Agreement, and, to the fullest extent permitted by Law, any purported Transfer of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) that does not so comply with all applicable terms of this Agreement shall be null and void and of no force or effect, and Holdings shall not recognize or be bound by any such purported Transfer and shall not affect any such purported Transfer on the books and records of Holdings.

(d) Transfers of the Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) made in accordance with this Agreement shall be effected by such documents and instruments as are necessary to comply with the Corporation Act and other applicable Delaware Law, including a Joinder Agreement or such other form of instrument of Transfer as may be approved by Holdings in its sole discretion.

(e) The provisions of this Section 2 shall terminate upon the Sponsor Limited Partners owning, directly or indirectly, less than 5.0% of the outstanding Common Equity Shares.

Section 3. Right of First Offer.

(a) Prior to the occurrence of an IPO, any proposed Transfer of Class B Common Shares (other than (i) to a Permitted Transferee, (ii) pursuant to, and in accordance with, Section 4 and Section 5 or (iii) an initial pledge pursuant to a bona fide financing transaction) by any Holder

(other than the Partnership and its Permitted Transferees) (each a “Transferring Holder”) shall be subject to the right of first offer pursuant to, and any Transferring Holder must first comply with the provisions of, this Section 3, Section 2 and Section 7. In the event a Transferring Holder proposes to Transfer any or all of its Class B Common Shares (other than (i) to a Permitted Transferee, (ii) pursuant to, and in accordance with, Section 4 and Section 5 or (iii) an initial pledge pursuant to a bona fide financing transaction) (the “Offer”), then the Transferring Holder shall furnish to the Partnership a written notice of such proposed Transfer (an “Offer Notice”).

(b) The Offer Notice shall include:

(i) the number and class of Class B Common Shares proposed to be Transferred by the Transferring Holder (the “Offered Shares”), (B) the per Offered Shares purchase price in cash at which the Transferring Holder is prepared to Transfer such Offered Shares (the “Offer Price”) and (C) all other material terms and conditions, if any, in connection with such proposed Transfer; and

(ii) an irrevocable offer to sell the Offered Shares to the Partnership at the Offer Price.

(c) If the Partnership, or any assignee of the rights under this Section 3, wishes to purchase the Offered Shares pursuant to the right of first offer, it and its assignees must elect to purchase all of the Offered Shares at the Offer Price within twenty (20) Business Days following the date of delivery of the Offer Notice (the “Option Period”) by delivering an irrevocable notice (the “Purchase Notice” and the Partnership, or any assignee of the rights under this Section 3, upon delivering such notice, the “Purchasing Holder(s)”) to the Transferring Holder indicating its desire to exercise its rights under this Section 3 and specifying the number of Offered Shares (which shall be the aggregate amount of the number of Offered Shares) it desires to purchase for cash at the Offer Price. If the Partnership, or any assignee of the rights under this Section 3, does not deliver a Purchase Notice in compliance with the above requirements, including the time period, the Partnership, or any assignee of the rights under this Section 3, shall be deemed to have waived all of its rights with respect to the offer contained in the Offer Notice. After receipt of the Purchase Notice, the parties shall negotiate in good faith to enter into an agreement with respect to such Transfer for fifteen (15) Business Days.

(d) If the aggregate number of Offered Shares offered to be purchased by the Purchasing Holder(s) as set forth in their Purchase Notices does not equal or exceed the number of the Offered Shares which the Transferring Holder desires to Transfer or the Purchasing Holder(s) and the Transferring Holder cannot agree upon the terms of such Transfer within such fifteen (15) Business Day period, then, in each such case, the Transferring Holder may, subject to the other provisions of this Agreement, not later than one hundred and twenty (120) days after the date of the Offer Notice, as such period may be extended to obtain any required regulatory approvals, Transfer all (but not less than all) of the Offered Shares to any other Person on terms no less favorable to the Transferring Holder than those set forth in the Offer Notice, including at a purchase price in cash equal to or greater than the Offer Price, and, if any other material terms and conditions are identified in the Offer Notice, on those terms and conditions (or those terms and conditions modified in a manner which are no less favorable to the Transferring Holder), without any further obligation to the Purchasing Holder(s) pursuant to this Section 3(d); provided, that such sale shall not be consummated unless prior to the purchase by such other Person of such Offered Shares, such Person shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof to the same extent as the Transferring Holder. If, at the end of such period, as such period may be extended to obtain any required regulatory approvals, the Transferring Holder has not completed the Transfer of the Offered Shares in accordance with the foregoing, the restrictions on transfer set forth in this Section 3 shall again be in effect with respect to such Class B Common Shares.

(e) In the event the Partnership is the Purchasing Holder, if the aggregate number of Offered Shares offered to be purchased by the Partnership as set forth in its Purchase Notice equals or exceeds the number of the Offered Shares, the Transferring Holder shall sell to the Partnership the Offered Shares.

(f) The Holders hereby acknowledge and agree that the Partnership may assign all, but not less than all, of its rights under this Section 3 to all of the Principal Investor Limited Partners (as defined in the Partnership Agreement); provided that if a Principal Investor Limited Partner will not accept such transfer, such rights shall be transferred to the Principal Investor Limited Partners that are willing to accept such transfer. In the event the Partnership assigns its rights under this Section 3(f), if the aggregate number of Offered Shares offered to be purchased by the Principal Investor Limited Partners as set forth in their Purchase Notices equals or exceeds the number of the Offered Shares, the Transferring Holder shall sell to the Principal Investor Limited Partners a number of Offered Shares calculated as follows:

(i) first there shall be allocated to each Principal Investor Limited Partner a number of Offered Shares equal to the lesser of (A) the number of Offered Shares such Principal Investor Limited Partner has offered to purchase in its Purchase Notice and (B) the number of Offered Shares determined by multiplying (x) the number of Offered Shares by (y) a fraction the numerator of which is the Allocated Value (as defined in the Partnership Agreement) of the Limited Partnership Units (as defined in the Partnership Agreement) owned by such Principal Investor Limited Partner and the denominator of which is the Allocated Value of the total number of Limited Partnership Units owned by all Principal Investor Limited Partners (the “Participation Share”); and

(ii) any remaining Offered Shares shall be allocated to those Principal Investor Limited Partners that offered to purchase in excess of their Participation Share, pro rata to such Principal Investor Limited Partners based upon each such Principal Investor Limited Partners’ relative Participation Share or as such Principal Investor Limited Partners may otherwise agree.

Section 4. Tag-Along Rights.

(a) Subject to prior compliance with Section 2, the Partnership (the “Selling Holder”) shall not sell or otherwise effect a sale or other Transfer of all or any number of its Holdings Shares (other than to a Permitted Transferee or in a transaction pursuant to Section 5) unless the terms and conditions of such Transfer include an offer, on the same terms and conditions, in the same proportion and with the same economic terms, as the offer by the proposed third party transferee to the Selling Holder, to each of the other Holders who is not the Selling Holder or the proposed third party transferee (if such purchaser is a Holder) (collectively, the “Tag Offerees”), to include at the option of each Tag Offeree, in the sale or other Transfer to the third party, a number of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) owned by each Tag Offeree determined in accordance with this Section 4.

(b) The Selling Holder shall cause the third party transferee offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) from the Tag Offerees as required by this Section 4 and a time and place designated for the closing of such purchase, which time shall not be less than twenty (20) Business Days after delivery of such notice) and shall send written notice of such third party offer (the “Inclusion Notice”) to each of the Tag Offerees and Holdings in the manner specified herein.

(c) Each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of a notice to the Selling Holder at any time within ten (10) Business Days after receipt of the Inclusion Notice, to sell pursuant to such third party offer, and upon the terms and conditions set forth in the Inclusion Notice, that number of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) requested to be included by such Tag Offeree (which number shall not exceed, but may be less than, a number of such Tag Offeree’s Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) equal to the product of (x) such Tag Offeree’s Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) multiplied by (y) the Tag-Along Pro Rata Share) (it being understood that the failure to exercise such right within such time period specified above shall be deemed to constitute a waiver of all of such Tag Offeree’s rights with respect to such proposed Transfer and any such exercise of the Inclusion Right shall be irrevocable). If the proposed third party transferee is unwilling to purchase all of the Holdings Shares proposed to be Transferred by the Selling Holder and all exercising Tag Offerees (determined in accordance with the first sentence of this Section 4(c)), then the Selling Holder and each exercising Tag Offeree shall reduce, on a pro rata basis based on their respective Valuation Percentages of the Holdings Shares held by the Tag Offerees and the Selling Holder, the Tag-Along Pro Rata Share of the Holdings Shares that each otherwise would have sold so as to permit the Selling Holder and each exercising Tag Offeree to sell the number of Holdings Shares that the proposed third party transferee is willing to purchase. The Tag Offerees and the Selling Holder shall sell to the proposed third party transferee the Holdings Shares proposed to be Transferred by them in accordance with this Section 4 at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the holders of a majority of the Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) to be Transferred by exercising Tag Offerees, the Selling Holder, and the proposed third party transferee shall agree. Notwithstanding the foregoing, no Tag Offeree shall be entitled to Transfer Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) pursuant to an Inclusion Right conferred pursuant to this Section 4 in the event that, notwithstanding delivery of an Inclusion Notice pursuant to this Section 4, the Selling Holder fails to consummate the Transfer of Holdings Shares which gave rise to such Inclusion Right.

(d) Notwithstanding anything herein to the contrary, no Tag Offeree shall have an Inclusion Right in connection with any Transfer in which the consideration to be received by the Selling Holder includes securities if extending such Inclusion Right to such Tag Offeree is not possible without registering such securities under the Securities Act and the proposed third party transferee is unable to register such securities despite its and the Selling Holder’s commercially reasonable efforts; provided that in such event, the Selling Holder shall require the proposed third party transferee to purchase the Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) of any such Tag Offerees who are unable to participate as a result of this Section 4(d) for cash at the purchase price as is implied for the Selling Holder.

(e) In connection with any such Transfer, each Tag Offeree must agree to make the same representations, warranties, covenants (other than standstill, non-compete and non-solicitation provisions and licenses, employment or consulting agreements, or any other covenant that would require a Holder to restrict or limit its or its Affiliates’ business activities in any material respect) and indemnities as the Selling Holder; provided that (x) no such Tag Offeree shall be required to make representations and warranties or covenants or provide indemnities as to any other Holder and no such Tag Offeree shall be required to make any representations and warranties (but, subject to clause (z), shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by Holdings or its Subsidiaries) about the business of Holdings or its Subsidiaries, (y) no Tag Offeree shall be liable for the breach of any covenant by any other Tag Offeree or Selling Holder and (z) notwithstanding anything in this Section 4(e) to the contrary, any liability relating to representations and warranties (and related indemnities), covenants or other indemnification obligations regarding the business of Holdings assumed in connection with the Transfer shall be shared by all exercising Tag Offerees electing to sell and the Selling Holder pro rata in proportion to the proceeds actually received by such Holder to the aggregate amount of proceeds received by all of the Holders and in any event shall not exceed the proceeds received by such Holder in the proposed Transfer.

(f) The provisions of this Section 4 shall, to the extent Holdings is then in existence, terminate upon the completion of a Qualified IPO.

Section 5. Drag-Along Rights.

(a) Notwithstanding anything contained in this Agreement to the contrary, if the Partnership (the “Dragging Holder”) receives an offer to purchase or otherwise desires to Transfer (a “Sale Proposal”) a number of Holdings Shares, including Holdings Shares owned by other Holders such that the transaction would result in a Change of Control (taking into account all Holdings Shares being “dragged”) (each, a “Required Sale”), then the Dragging Holder may in its sole discretion deliver a written notice (a “Required Sale Notice”) with respect to such Sale Proposal at least ten (10) Business Days prior to the anticipated closing date of such Required Sale to all other Holders requiring them to sell or otherwise Transfer their Class B Common Shares to the proposed transferee in accordance with the provisions of this Section 5. In any such transaction, all selling Holders must receive the same benefits and bear the same burden as the Dragging Holder in proportion to the Valuation Percentages of their respective Holdings Shares to be sold; provided that no Holder shall be liable for any indemnification obligations in excess of the proceeds received by such Holder in such transaction.

(b) The Required Sale Notice will include the material terms and conditions of the Required Sale, including (A) the name and address of the proposed transferee, (B) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Dragging Holder will provide such information, to the extent reasonably available to the Dragging Holder, relating to such non-cash consideration as the other

Holders may reasonably request in order to evaluate such non-cash consideration, provided that the provision of such information (or lack thereof) shall not relieve any Holder of its obligation to sell or otherwise Transfer Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) under this Section 5) and (C) the proposed Transfer date, if known. The Dragging Holder will deliver or cause to be delivered to each other Holder copies of all transaction documents relating to the Required Sale promptly as the same become available.

(c) Each Holder, upon receipt of a Required Sale Notice, shall be obligated to sell or otherwise Transfer the same proportion of the Common Equity Shares being Transferred by the Dragging Holder and participate in the Required Sale contemplated by the Sale Proposal, to vote, if required by this Agreement or otherwise, its Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) in favor of the Required Sale at any meeting of Holders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to waive all dissenters’ or appraisal rights, if any, in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants (other than standstill, non-compete and non-solicitation provisions and licenses, employment or consulting agreements, or any other covenant that would require a Holder to restrict or limit its or its Affiliates’ business activities in any material respect), indemnities and agreements as the Dragging Holder agrees to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided that (x) unless otherwise agreed, a Holder shall not be required to make representations and warranties or provide indemnities as to any other Holder or make any representations and warranties (but, subject to clause (z), shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by Holdings or its Subsidiaries) about the business or operations of Holdings or its Subsidiaries, (y) no such Holder shall be liable for the breach of any covenant by any other Holder and (z) notwithstanding anything in this Section 5(c) to the contrary, any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of Holdings assumed in connection with the Required Sale shall be shared by all Holders pro rata in proportion to the proceeds actually received by such Holder to the aggregate amount of proceeds received by all of the Holders and in any event shall not exceed the proceeds received by such Holder in the Required Sale.

(d) The obligations of the Holders pursuant to this Section 5 are subject to each of the Holders receiving the same proportion of the aggregate consideration from such Required Sale that such Holder would have received if such aggregate consideration had been distributed by Holdings to the Holders in complete liquidation.

(e) If in connection with a Required Sale the Holders are to receive securities that (x) are not immediately salable by such Holders without registration under the Securities Act or (y) are not listed on a U.S. national securities exchange, then in connection with such Required Sale, the Dragging Holder shall enable the Holders to enter into a stockholders or similar agreement containing rights similar to those set forth in Section 2, Section 3, Section 4, Section 6 and Section 13 of this Agreement.

(f) The Dragging Holder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and the terms and conditions thereof. Neither any Holder nor any Affiliate of any such Holder shall have any liability to any other Holder or Holdings arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Holder shall have failed to comply with the provisions of this Section 5.

(g) The provisions of this Section 5 shall, to the extent Holdings is then in existence, terminate upon the completion of a Qualified IPO.

Section 6. Preemptive Rights.

(a) Prior to a Qualified IPO, if (i) Holdings proposes to issue additional equity securities (including securities exercisable for or convertible into equity securities) of Holdings, (ii) First Data proposes to issue additional equity securities or (iii) any other Subsidiary of Holdings proposes to issue additional equity securities, Holdings shall deliver to each Qualifying Holder a written notice of such proposed issuance at least thirty (30) days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 16(e) of such notice until the date of such proposed issuance, the “Subscription Period”). Such notice shall include, to the extent applicable, (i) the identity of the issuer, (ii) the amount, kind and terms of the equity securities to be included in the issuance, (iii) the maximum and minimum price (in cash) of the equity securities to be included in the issuance, (iv) the name and address of the proposed purchaser and (v) the proposed issuance date, if known.

(b) Each Qualifying Holder shall have the option, exercisable at any time during the first twenty (20) days of the Subscription Period by delivering an irrevocable written notice to Holdings (except as otherwise provided in this Section 6) and on the same terms as those of the proposed issuance of such additional equity securities (including the number or amount, as applicable, of equity securities issuable upon exercise or conversion of any security), to irrevocably subscribe for up to such number or amount, as applicable, of equity securities as is equal to the product of (A) the number or amount of any such additional equity securities (including securities exercisable for or convertible into equity securities) to be offered and (B) Preemptive Percentage, in each case, on the same terms and conditions as are to be provided to the proposed purchaser in the issuance in question. Each Qualifying Holder who does not exercise any portion of such option in accordance with the above requirements shall be deemed to have waived all of such Qualifying Holder’s rights with respect to such issuance. In the event that any Qualifying Holder does not elect to purchase its aggregate Preemptive Percentage of the additional equity securities (including securities exercisable for or convertible into equity securities), Holdings shall deliver to each Qualifying Holder (other than declining Qualifying Holders) a written notice thereof not later than the twenty-fifth (25th) day of the Subscription Period, including the number or amount, as applicable, of equity securities which were subject to the purchase right of such declining Qualifying Holder(s), and, prior to the twenty-eighth (28th) day of the Subscription Period each other Qualifying Holder may subscribe for not more than its Preemptive Percentage (calculated using the number of Holdings Shares owned by such Holder relative to the number of Holdings Shares owned by all non-declining Qualifying Holders) of such declined equity securities before the expiration of the Subscription Period.

(c) In the case of issuances of equity securities covered by this Section 6, a Qualifying Holder may elect to subscribe for such securities by making a payment to Holdings which Holdings shall apply to the purchase of, and hold as agent for the Qualifying Holder (but not as an asset of Holdings), such securities on behalf of such Holder.

(d) If, prior to consummation of the issuance of equity securities covered by this Section 6, the terms of the proposed issuance change with the result that the price is less than the minimum price or more than the maximum price set forth in the notice contemplated by clause (a) above or the other principal terms are substantially more favorable to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 6 separately complied with.

(e) If at the end of the ninetieth (90th) day after the date of the effectiveness of the notice contemplated by clause (a) above as such period may be extended to obtain any required regulatory approvals, Holdings or its Subsidiary, as applicable, has not completed the issuance, each Qualifying Holder shall be released from such Qualifying Holder’s obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 6 separately complied with, in order to consummate such issuance.

(f) In the event that the participation in the issuance by a Qualifying Holder as a purchaser would require under applicable Law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance or (ii) the provision to any Qualifying Holder of any specified information regarding Holdings or any of its Subsidiaries or the securities to be issued that is not otherwise required to be provided for the issuance, such Qualifying Holder shall not have the right to participate in the issuance; provided that, if a broker, dealer or agent is required for participation of a Qualifying Holder pursuant to clause (i) above and such Qualifying Holder agrees (in the form reasonably required by Holdings) to pay all costs and fees related to such broker, dealer or agent, then Holdings shall obtain such a broker, dealer or agent in connection with such issuance and such Qualifying Holder shall be able to participate in such issuance.

(g) Each Qualifying Holder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 6.

(h) Notwithstanding the requirements of this Section 6, Holdings, First Data or any other Subsidiary of Holdings, as applicable, may proceed with any issuance that would otherwise be subject to this Section 6 prior to having complied with the provisions of this Section 6; provided that Holdings, First Data, or such other Subsidiary of Holdings, as applicable, shall:

(i) provide to each Holder in connection with such issuance (A) prompt notice of such issuance and (B) the notice described in clause (a) above in which the actual price of the equity securities shall be set forth;

(ii) offer to issue to each Holder such number or amount of securities of the type issued in the issuance as may be requested by such Holder (not to exceed the Preemptive Percentage that such Holder would have been entitled to pursuant to this Section 6 multiplied by the number or amount of equity securities included in the issuance and any further issuance pursuant to this clause (h)) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance received; and

(iii) keep such offer open for a period of thirty (30) Business Days, during which period, each such Holder may accept such offer by sending an irrevocable written acceptance to Holdings or its Subsidiary, as applicable, committing to purchase in accordance with the procedures set forth in Section 6(b), an amount of such securities (not in any event to exceed the Preemptive Percentage that such Holder would have been entitled to pursuant to this Section 6 otherwise, multiplied by the number or amount of equity securities included in such issuance and any further issuance pursuant to this clause (h)).

(i) The provisions of this Section 6 shall not apply to issuances by Holdings or any Subsidiary of Holdings as follows:

(i) any issuance of securities to Holdings or any wholly owned Subsidiary of Holdings;

(ii) any issuance of securities upon the exercise or conversion of any stock, options, warrants or convertible securities outstanding on the date hereof or issued after the date hereof in a transaction that complied with the provisions of this Section 6;

(iii) any issuance of equity securities, options, warrants or convertible securities to officers, employees, directors or consultants (other than a Holder or an Affiliate thereof) of Holdings or its Subsidiaries in connection with such Person’s employment or consulting arrangements with Holdings or its Subsidiaries, in each case to the extent approved by Holdings (or the governing body of the entity making such issuance) or pursuant to an employment benefit plan incentive award program or other compensation arrangement;

(iv) any issuance of equity securities, options, warrants or convertible securities, in each case to the extent approved by Holdings (or the governing body of the entity making such issuance), (A) in any direct or indirect business combination or acquisition transaction involving Holdings or any of its Subsidiaries, including with respect to a Change of Control, (B) in connection with any joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined in good faith by Holdings in its sole discretion) or (C) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by Holdings or any of its Subsidiaries;

(v) any issuance of equity securities pursuant to a Public Offering;

(vi) any issuance of securities in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by Holdings (or the governing body of the entity making such issuance); or

(vii) any issuance of securities in connection with the IPO Conversion.

Section 7. Other Transfer Provisions.

(a) Except as otherwise provided in Section 5, the Holders effecting any Transfer of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by Holdings in connection with the Transfer on a pro rata basis in proportion to the number of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) so transferred by each such Holder.

(b) Notwithstanding anything to the contrary contained herein, prior to a Qualified IPO, no Transfer of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) may be made or recorded in the books and records of Holdings unless the transferee shall deliver to Holdings notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by the Joinder Agreement and any other written agreement (that Holdings may require as evidence) of the transferee to be bound by the terms of this Agreement and to assume all obligations of the transferring Holder under this Agreement in respect of the Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) that are the subject of the Transfer and any opinions of counsel as Holdings may reasonably require to be delivered with respect thereto.

Section 8. Conversion to IPO Corporation.

(a) Without the need for any action or consent of any Person, including any Holders, Holdings, acting alone, may develop and implement an IPO and IPO Conversion (as defined below). In connection with an IPO, Holdings, in its sole discretion and acting alone, and without the need for any action or consent of any Person, including any Holder, may take any and all actions to create and implement an IPO, including (i) amendment of this Agreement, including amendments that alter the capital structure of Holdings, whether through the issuance, conversion or exchange of equity securities or otherwise, (ii) merger, conversion or consolidation of Holdings, (iii) the formation of Subsidiaries and the distribution to Holders of equity or other interests in such Subsidiaries, (iv) transferring, domesticating or otherwise moving Holdings to another jurisdiction, and (v) taking such other steps as it deems necessary, advisable or convenient to create a suitable vehicle for an offering, in each such case (the resulting entity, the “IPO Corporation”), and in each case for the express purpose of an initial offering of the securities of such IPO Corporation for sale to the public in an IPO (any such action, an “IPO Conversion”), in each case so long as such action does not adversely affect (A) the economic interests, voting rights and priorities of Holders of Class B Common Shares prior to such IPO Conversion in their capacities as such relative to the economic interests, voting rights and priorities of the holders of Common Shares prior to such IPO Conversion in their capacities as such or (B) the economic interests, voting rights and priorities of any other Holder of Class B Common Shares prior to such IPO Conversion in its capacity as such relative to any Holder of Class B Common Shares or Preferred Shares prior to such IPO Conversion in its capacity as such. In connection therewith, the Holders agree to cooperate with Holdings in good faith in order to effectuate the IPO Conversion and ensure that each Holder receives shares (or other equity securities) and other rights in connection with such IPO Conversion substantially equivalent to its economic interest, governance, priority and other rights and privileges as such Holder had with respect to its Class B

Common Shares prior to such IPO Conversion and are consistent with the rights and preferences attendant to such Class B Common Shares as set forth in this Agreement as in effect immediately prior to such IPO Conversion and to ensure that such rights and privileges are reflected in the organizational and other documents of the IPO Corporation, including entering into an amendment to this Agreement. In the event Holdings or the Partnership determines that Holdings should engage in an IPO Conversion, the Holders and Holdings will use commercially reasonable efforts to cooperate with each other so the IPO Conversion is undertaken in a tax-efficient manner for all Holders.

(b) Holdings shall give each Holder at least thirty (30) days’ prior written notice of any IPO Conversion, setting forth in reasonable detail the description of any of the actions to be taken in connection with the IPO Conversion. If Holdings elects to undertake an IPO Conversion, the Holders shall take such actions as may be reasonably required and otherwise cooperate in good faith with Holdings, including taking all actions required or desired by Holdings in connection with consummating the IPO Conversion (including the voting of any Class B Common Shares in connection with any matters relating to the IPO Conversion (recognizing that this Agreement authorizes Holdings to create and implement the IPO Conversion without the need for any such consent)).

(c) Holdings shall not implement an IPO Conversion unless Holdings believes that it is reasonably likely that an IPO will occur. Immediately following an IPO involving an IPO Conversion, the Holders will become equity holders of the IPO Corporation.

Section 9. No Recourse Agreement.

Neither Holdings nor any of its Subsidiaries shall enter into any agreement which shall provide for recourse to any Holder. No recourse to (a) any assets or properties of any members, partners or stockholders of any Holder (or any Person that controls such member, partner or stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), (b) any Affiliate of any Holder or (c) any former, current or future officer, director, agent, general or limited partner, member, stockholder, employee or Affiliate of any Holder or any former, current or future officer, director, agent, general or limited partner, member, stockholder, employee or Affiliate of the foregoing shall be had and no judgment relating to the obligations of any Holder under this Agreement (except to the extent any such Person expressly is individually liable thereunder) or for any payment obligations under this Agreement (except to the extent any such Person expressly is individually liable thereunder), or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be obtainable by Holdings or any Holder against any direct or indirect member, partner, stockholder, incorporator, employee or Affiliate, past, present or future, of any Holder.

Section 10. VCOC Holders.

(a) At the written request of a Qualifying Holder on its own behalf or on behalf of an Affiliate thereof that indirectly has an interest in Holdings, in each case that is intended to qualify as a “venture capital operating company” as defined in the plan asset regulations (each, a “VCOC Holder”), for so long as the VCOC Holder, directly or through one or more wholly owned Subsidiaries, continues to be a Qualifying Holder, Holdings shall, with respect to each such requesting VCOC Holder, provide, or cause First Data (or following an IPO, the IPO Corporation) to provide, such VCOC Holder or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of Holdings and its Subsidiaries and to have access to, inspect and copy the books and records (including all documents, reports, financial data and other information) of Holdings and its Subsidiaries, as the VCOC Holder shall reasonably request;

(ii) as soon as available and in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of First Data (or following an IPO, the IPO Corporation), consolidated balance sheets of First Data (or following an IPO, the IPO Corporation) and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of First Data (or following an IPO, the IPO Corporation) and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii) as soon as available and in any event within ninety (90) days after the end of each fiscal year of First Data (or following an IPO, the IPO Corporation), a consolidated balance sheet of First Data (or following an IPO, the IPO Corporation) and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of First Data (or following an IPO, the IPO Corporation) and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(iv) to the extent Holdings or any of its Subsidiaries is required by Law or pursuant to the terms of any outstanding indebtedness of Holdings or any of its Subsidiaries to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to, or containing information of the type required under, Section 13 or 15(d) of the Exchange Act, actually prepared by Holdings or any of its Subsidiaries as soon as available;

(v) to the extent consistent with applicable Law, inform the VCOC Holder or its designated representative in advance with respect to any significant corporate actions involving Holdings and its Subsidiaries, including extraordinary dividends, mergers, acquisitions or dispositions of assets (including the acquisition by Holdings of any material assets other than the direct or indirect interest in First Data), issuances of significant amounts of debt or equity and material amendments to the organizational documents of Holdings or its Subsidiaries; and

(vi) the right to consult with and advise Holdings and its Subsidiaries with respect to such actions and all other matters relating to the operation of Holdings and its Subsidiaries and, if necessary to satisfy venture capital operating company requirements, the right to attend meetings of the Board as an observer.

(b) Holdings agrees to consider, in good faith, the recommendations of the VCOC Holder or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by Holdings.

(c) Each VCOC Holder may, upon request, enter into a standard venture capital operating company management rights letter with First Data and its Subsidiaries.

Section 11. Maintenance of Books.

Holdings shall keep or cause to be kept at Holdings’ principal place of business complete and accurate books and records of Holdings and supporting documentation of the transactions with respect to the conduct of Holdings’ business. Holdings’ financial books and records shall be maintained on a full cost accounting basis unless otherwise agreed by Holdings. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of Holdings; a copy of this Agreement and all amendments thereto; the current list of the names and last known business, residence, or mailing addresses of all Holders; and Holdings’ U.S. federal, state, and local tax returns for Holdings’ six (6) most recent tax years. A report showing the financial condition of Holdings at the end of each fiscal year of Holdings and the results of its operations for the fiscal year shall be mailed to each Holder within one hundred and twenty (120) days after the end of the fiscal year or as soon as practicable thereafter. Holdings has the right to appoint service providers, including a third party administrator, to maintain the books and records of Holdings. In any event, Holdings shall have the right in its discretion to keep confidential from the Holders, for such period of time as Holdings deems appropriate, any information which Holdings reasonably believes to be in the nature of trade secrets or other information the disclosure of which Holdings in good faith believes is not in the best interest of First Data or its business or that Holdings is required by Law or agreement with a third party to keep confidential.

Section 12. Confidentiality.

All confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Holder from Holdings or its representatives, shall not be disclosed to any person other than to a Holders’ Affiliates and their respective managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Holders), a Holders’ former partners or members who retain an economic interest in the Holder (as applicable), and to any current or prospective partners, limited partners, general partners, members or management companies of a Holder (or any employee, attorney, accountant, consultant, banker or financial advisor or representatives of any of the foregoing) who need to be provided such information to assist the Holder in evaluating its investment or otherwise in connection with the management of the business of the Holder or its Affiliates.

Section 13. Information Rights.

To the extent that neither Holdings nor First Data is required to file periodic reports with the Securities and Exchange Commission which include quarterly unaudited and annual audited financial reports of Holdings (or its relevant Subsidiary or successor entity) and its Subsidiaries (or following an IPO, the IPO Corporation and its consolidated Subsidiaries),

Holdings will provide to the Holders quarterly and annual financial statements promptly after such financial statements are provided to the lenders of First Data’s senior secured credit agreement. If the debt described in the preceding sentence is not outstanding, Holdings shall use its reasonable best efforts to prepare such financial statements and shall provide such financial statements to the Holders promptly upon such financial statements being completed. The provisions of this Section 13 shall terminate upon the completion of a Qualified IPO.

Section 14. Post-IPO Public Sale by Holders.

(a) Lock-Up. Holdings shall be responsible for negotiating all “lock-up” agreements with the underwriters in connection with the first Qualified IPO and the Holders agree to execute the form so negotiated. Each Holder and its Permitted Transferees agrees, in connection with the first Qualified IPO, not to effect any public sale or distribution of any Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) held immediately prior to such first Qualified IPO (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another any of the economic consequences of owning any Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares), during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such offering) and continuing for not more than one hundred and eighty (180) days after the date of the Prospectus, pursuant to which such Public Offering shall be made; provided that an extension period, which shall be no longer than seventeen (17) days, may be added by the managing underwriter to address the U.S. Financial Industry Regulatory Authority regulations regarding the publishing of research, or such lesser period as is required by the managing underwriter. If any Holder is released from the “lock-up” agreement, Holdings shall require that the underwriters agree to release all Holders subject to the same terms and conditions on a pro rata basis (based on the amounts of Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) held by the Holders immediately prior to a Qualified IPO).

(b) Rule 144. After an IPO, Holdings shall use its commercially reasonable efforts to (i) file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, (ii) take such further action as any Holder may reasonably request, and (iii) furnish to each Holder forthwith upon written request, (x) a written statement by Holdings as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of Holdings, and (z) such other reports and documents so filed by Holdings as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder, Holdings shall deliver to such holder a written statement as to whether it has complied with such requirements.

(c) The Holders agree that being parties to this Agreement does not make them a “group” for purposes of the Securities Act and further each Holders agrees that it shall not file any forms under the Securities Act or the Exchange Act acknowledging that the Holders are a group solely because they are parties to this Agreement.

Section 15. Certain Limitations.

(a) Limitation on Transactions with Affiliates. Prior to the occurrence of a Qualified IPO, without the prior written consent of the holders of a majority of the Class B Common Shares (excluding any Attributed Shares from both the numerator and the denominator), Holdings shall not, and shall not permit any of its Subsidiaries to, enter into, effect or consummate (or enter into any agreement providing for) any transaction with the Sponsor Limited Partners or their Affiliates, except for:

(i) the entry into transactions with and payments to KKR Capstone and its Subsidiaries for services rendered to Holdings or its Subsidiaries; provided that such payments are at or below market terms;

(ii) the entry into transactions with and payments to KKR Capital Markets LLC for services rendered to Holdings or its Subsidiaries; provided that such payments are at or below market terms;

(iii) the issuance of securities (including securities exercisable for or convertible into equity securities) of Holdings or its Subsidiaries, subject to Section 6; and

(iv) transactions in connection with which Holdings or any of its Subsidiaries, as the case may be, determines in a commercially reasonable manner that the terms of such transaction are fair from a financial point of view or are not materially less favorable to the Holdings or such Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Subsidiary with any unrelated Person on an arm’s-length basis.

(b) Limitation on Amendment to Management Agreement. Prior to the occurrence of an IPO, the Partnership shall not agree to any amendment, modification, supplement, restatement or waiver to the Management Agreement that is materially adverse to Holdings without the prior written consent of the holders of a majority of the Class B Common Shares (excluding any Attributed Shares from both the numerator and the denominator).

Section 16. Miscellaneous.

(a) Amendments. This Agreement (including any Exhibit hereto) may be amended, modified, supplemented or restated, and any provision of this Agreement may be waived with a written instrument adopted, executed and agreed to by Holdings and the prior written consent of the Holders of a majority of the Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) (excluding any Attributed Shares from both the numerator and the denominator); provided that without the consent of a Holder so affected, Holdings shall not (1) impose new and additional restrictions on Transfers, (2) reduce the amount of securities purchased under Section 6, (3) amend Sections 9, 13 or 14 or (4) amend this proviso without the consent of such Holder against whom such amendment, modification, supplement, restatement or waiver shall be applicable; provided further, any amendment, modification, supplement, restatement or waiver of or under this Agreement that would disproportionately or materially adversely affect the rights, obligations, power or interest (economic or otherwise) of any Holder, in its capacity as such, relative to the other Holders, in their capacity as such, shall require the prior written consent of such disproportionately or materially adversely affected Holder. Notwithstanding the foregoing, in addition to the other amendments authorized herein, amendments may be made to this Agreement from time to time by Holdings, without the consent of any other Holder: (i) to correct any typographical or similar ministerial errors, (ii) to delete or add any provision of this Agreement required to be so deleted or added by any applicable Law and (iii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement; provided that no amendment may be made by Holdings pursuant to clauses (i) through (iii) above which would have a material adverse effect on any Holder. Except as required by Law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any Person not a party to this Agreement.

(b) Amendments to the Certificate of Incorporation. Holdings may not alter, amend or modify the Amended and Restated Articles of Incorporation of Holdings, dated as of the date hereof, so as to (i) alter, amend or modify Paragraph (C) or clauses (i) through (v) of Paragraph (D) of Section 2 of Article IV of the Amended and Restated Articles of Incorporation of Holdings (and their related defined terms) in a manner that would have an adverse effect on the economic interests of the Holders of Class B Common Shares, in their capacities as such, or (ii) have an adverse effect on the economic interests, voting rights and priorities of Holders of Class B Common Shares, in their capacities as such, relative to the economic interests, voting rights and priorities of the holders of Common Shares or Preferred Shares, in their capacities as such, in each case prior to a Qualified IPO or a Change of Control, without the prior written consent of the holders of a majority of the Class B Common Shares (excluding any Attributed Shares from both the numerator and the denominator).

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any otherwise governing principles of conflicts of law.

(d) Headings. The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

(e) Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, emailed and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i) if to Holdings, to:

First Data Holdings Inc.

5565 Glenridge Connector NE, Suite 2000

Atlanta, GA 30342

Attention: General Counsel

Phone: (404) 890-2005

Fax: (404) 890-2070

with a copy to:

First Data Holdings Inc.

6855 Pacific Street, Stop Code AK-310

Omaha, NE 68106

Attention: Corporate and Securities Counsel

Phone: (402) 951-7007

Fax: (402) 222-7120

New Omaha Holdings L.P.

9 W. 57th Street, Suite 4200

New York, New York 10019

Attention: Scott Nuttall

Phone: (212) 750-8300

Fax: (212) 750-0003

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary Horowitz

Phone: (212) 455-2000

Fax: (212) 455-2502

(ii) if to a Holder, to the address given for the Holder on the Subscription Agreement or Joinder Agreement or such other address as the Holder may hereafter specify in accordance herewith with a copy to:

New Omaha Holdings L.P.

9 W. 57th Street, Suite 4200

New York, New York 10019

Attention: Scott Nuttall

Phone: (212) 750-8300

Fax: (212) 750-0003

(f) Waiver and Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to Holdings is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to Holdings. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to Holdings, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

(g) Inspection. Copies of this Agreement will be available for inspection or copying by any party at the offices of Holdings through the Secretary of Holdings.

(h) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i) Limited Liability. To the fullest extent permitted by Law, neither Holdings nor any Holder shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and Holdings and each Holder releases each of the other such Persons from liability for any such damages.

(j) Indemnity.

(i) Holdings shall, to the fullest extent permitted by Law, indemnify and hold harmless the Partnership and its Affiliates (other than Holdings and its Subsidiaries) and their respective agents and representatives (an “Indemnitee”) (and their respective successors and assigns, heirs and legal and personal representatives) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of Holdings), by reason of any actions or omissions or alleged acts or omissions arising out of such Person’s activities either on behalf of Holdings (including a director of Holdings or its Subsidiaries) or in furtherance of the interests of Holdings or arising out of or in connection with such Indemnitee’s direct or indirect ownership of Holdings against all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with such action, suit or proceeding (the “Losses”); provided, that such Person did not commit fraud, a willful breach of this Agreement or a willful illegal act.

(ii) The right to indemnification conferred in this Section 16(j) shall include the right to be paid or reimbursed by Holdings the expenses incurred by the Indemnitee of the type entitled to be indemnified under this Section 16(j) who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the Indemnitee’s ultimate entitlement to indemnification. Such expenses shall, at the request of the Indemnitee entitled to be indemnified under this Section 16(j), be advanced by Holdings on behalf of the Indemnitee in advance of the final disposition of a proceeding so long as the Indemnitee shall have provided Holdings with a written undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 16(j) or otherwise.

(iii) The right of any Indemnitee to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity, and extends to such Indemnitee’s successors, assigns and legal representatives.

(iv) The obligations of Holdings under this Agreement or under any other agreement from Holdings providing for indemnification or advance expenses to any director for the matters covered thereby shall be the primary source of indemnification and advancement of expenses for such director in connection therewith, and any obligation on the part of any other Indemnitee to indemnify or advance expenses to such director shall be secondary to Holdings’ obligation and shall be reduced by any amount that the director may collect as indemnification or advancement of expenses from the Holdings.

(v) To the extent indemnification is not available under this Section 16(j) Holdings shall contribute to the Losses based on equitable principles of relative fault and benefits to the Indemnitee and Holdings.

(k) Power of Attorney. Each Holder hereby makes, constitutes and appoints Holdings, with full power of substitution and resubstitution, its true and lawful attorney for it and in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, file and record such other agreements, certificates, instruments or documents as may be necessary, convenient or advisable to reflect (i) the implementation of a Required Sale pursuant to Section 5, and (ii) the implementation of an IPO and IPO Conversion, and in each case to the extent such Holder has received notice from Holdings that it is in breach of such provisions and has not cured such breach within five (5) days of Holdings sending such notice to such Holder.

The power of attorney granted pursuant to this Section 16(k):

(i) is irrevocable and shall survive the death, incapacity, dissolution, termination or bankruptcy of a Holder;

(ii) may be exercised by such attorney-in-fact by listing all of the Holders executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all of them in accordance with this Agreement;

(iii) shall terminate with respect to a Holder upon the effectiveness of the admission of a transferee that acquires all of such Holder’s Class B Common Shares (or Common Shares from the conversion of such Class B Common Shares) pursuant to this Agreement except that the power of attorney for such Holder shall survive such substitution for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument or document as is necessary to effect such substitution; and

(iv) shall terminate with respect to all Holders upon the completion of a Qualified IPO or Change of Control.

(l) Entire Agreement. This Agreement and the Subscription Agreements of the Holders constitute the entire agreement of the Holders and their Affiliates relating to Holdings and supersedes all prior contracts or agreements with respect to Holdings, whether oral or written; provided that this Agreement shall not supersede any management rights letters entered into pursuant to, or related to, Section 10. There are no restrictions, warranties, covenants, agreements, promises or undertakings other than those expressly set forth in this Agreement, each Holder’s Subscription Agreement and any management rights letters entered into pursuant to, or related to, Section 10.

(m) Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or .pdf file counterparts), each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first above written.

FIRST DATA HOLDINGS INC.

By:	/s/ Ray E. Winborne
Name: Ray E. Winborne
Title: Executive Vice President and Chief
Financial Officer

[Signature Page to Stockholders Agreement]

NEW OMAHA HOLDINGS L.P.

By: New Omaha Holdings LLC, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Vice President

[Signature Page to Stockholders Agreement]

EXHIBIT A

JOINDER AGREEMENT

The undersigned (the “Joining Party”) is executing and delivering this Joinder Agreement (this “Joinder Agreement”) pursuant to the Stockholders Agreement (the “Stockholders Agreement”), dated as of [            ], 2014 and as it may be amended from time to time in accordance with its terms, by and among First Data Holdings Inc., New Omaha Holdings L.P. and any other Persons who become parties to the Stockholders Agreement pursuant to a Joinder Agreement.

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall (i) become a party to the Stockholders Agreement as of the date hereof, (ii) have all of the rights and obligations of a Holder thereunder and (iii) be bound by and to comply with the provisions of the Stockholders Agreement that were applicable to the transferor of such Common Equity Shares, in the same manner as if the Joining Party were an original signatory to the Stockholders Agreement. By executing and delivering this Joinder Agreement, the Joining Party hereby confirms that the representations and warranties set forth in Section 3.2 of the Subscription Agreement are true and correct as of the date hereof.

Accordingly, the undersigned has executed and delivered this Joinder as of the             day of             , 20    .

[NAME OF STOCKHOLDER]

By:
Name:
Title:

Address: [Address]
Attention: [Name]
Phone: [Phone Number]
Facsimile: [Facsimile Number]